NOTICE OF GUARANTEED DELIVERY

for any and all tendered

Zero-Coupon Convertible Senior Notes Due 2021

(CUSIP Nos. 460690AP5 and 460690AQ3)

of

Interpublic Group of Companies, Inc.

pursuant to the offer to purchase

dated March 10, 2003

(Not to Be Used for Signature Guarantees)

This Notice of Guaranteed Delivery, or one substantially equivalent to this form, must be used to accept the offer by The Interpublic Group of Companies, Inc. (“Interpublic”) to purchase in cash any and all of the outstanding Zero-Coupon Convertible Senior Notes Due 2021 (the “notes”) of Interpublic, upon the terms and subject to the conditions set forth in the offer to purchase, dated March 10, 2003 (as the same may be supplemented, modified or amended from time to time, the “offer to purchase”), in the section entitled “Procedures for Tendering Notes—Guaranteed Delivery” and in the accompanying letter of transmittal (the “letter of transmittal”; which, together with the offer to purchase, constitutes the “offer”) and Instruction 2 thereto, if the procedures required for the book-entry transfer cannot be completed on or prior to the expiration date of the offer.

The offer (as defined herein) will expire at 12:00 midnight , New York City time, on April 4, 2003, unless the offer is extended (such time and date with respect to the offer, as it may be extended, the “expiration date”). Tendered notes may be withdrawn at any time prior to the expiration date.

The depositary for the offer is:

Mellon Investor Services LLC

By Facsimile:

(For Eligible Institutions only)

(201) 296-4293

For Information or Confirmation by Telephone:

(201) 296-4860

By Mail:	By Overnight Courier:	By Hand:

P.O. Box 3301 South Hackensack, NJ 07606	85 Challenger Road 2nd Floor Ridgefield Park, NJ 07660 Attention: Reorganization Dept.	120 Broadway, 13th Floor New York, NY 10271

Delivery of this Notice of Guaranteed Delivery to an address other than as set forth above, or transmission of instructions via a fax number other than as listed above, will not constitute a valid delivery. The instructions accompanying this Notice of Guaranteed Delivery should be read carefully before this Notice of Guaranteed Delivery is completed.

This Notice of Guaranteed Delivery is not to be used to guarantee signatures. If a signature on a Letter of Transmittal is required to be guaranteed by a Medallion Signature Guarantor under the instructions thereto, such signature guarantee must appear in the applicable space provided in the signature box on the letter of transmittal.

Ladies and Gentlemen:

By execution hereof, the undersigned acknowledges receipt of Interpublic’s offer to purchase and the letter of transmittal and instructions thereto, which, together with the offer to purchase, constitutes the offer by Interpublic to the holders of all of its notes to purchase any and all of the outstanding notes upon the terms and subject to the conditions set forth in the offer.

Upon the terms and subject to the conditions of the offer, the undersigned hereby tenders to Interpublic the principal amount at maturity of notes indicated below pursuant to the guaranteed delivery procedures described in the offer to purchase under the caption “Procedures for Tendering Notes—Guaranteed Delivery.”

All authority herein conferred or agreed to be conferred by this Notice of Guaranteed Delivery shall survive the death or incapacity of the undersigned and every obligation of the undersigned under this Notice of Guaranteed Delivery shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of the undersigned.

PLEASE SIGN AND COMPLETE

Signature(s) of Holder(s) or Authorized Signatory:	Address:

Name(s) of Holder(s):	Area Code and Telephone No.:

Principal Amount at Maturity of Notes Tendered:	DTC Account No.:

Date: , 2003

This Notice of Guaranteed Delivery must be signed by the holder(s) exactly as their name(s) appear(s) on a security position listing as the owner of notes, or by person(s) authorized to become registered holder(s) by endorsements and documents transmitted with this Notice of Guaranteed Delivery. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must provide his or her full name, address and title below.

Please print name(s) and address(es)

Name(s):

Capacity:

Address(es):

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GUARANTEE

(Not to be used for signature guarantee)

The undersigned, an Eligible Institution as identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, hereby guarantees to deliver to the depositary a book-entry confirmation of the transfer of book-entry delivery of the notes to the depositary’s account at DTC, and send an agent’s message to the depositary for its acceptance, within three New York Stock Exchange trading days from the date of this Notice of Guaranteed Delivery. A “New York Stock Exchange trading day” is any date on which The New York Stock Exchange is open for business.

The Eligible Institution that completes this form must deliver this Notice of Guaranteed Delivery, the letter of transmittal, or an electronic confirmation pursuant to The Depository Trust Company (“DTC”)’s Automated Tender Offer Program (“ATOP”), and any other required documents to the depositary on or prior to the expiration date. Delivery of a book-entry confirmation will satisfy the terms of the offer as to the execution and delivery of a letter of transmittal by the participant identified in the agent’s message. Delivery of a physical letter of transmittal is not required to tender notes through ATOP. Delivery of documents to DTC does not constitute delivery to the depositary.

Name of Firm:	Authorized Signature

Address:	Name: Title:

Area Code and Telephone No.:	Date: , 2003

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